                                                                   Exhibit 11


                        THE TORO COMPANY AND SUBSIDIARIES
              COMPUTATION OF EARNINGS PER COMMON SHARE (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)


                                                          Three Months Ended           Nine Months Ended
                                                    ----------------------------  ----------------------------
                                                       April 28,     April 29,      April 28,      April 29,
                                                         1995          1994           1995           1994
                                                    -------------  -------------  -------------  -------------
Net earnings ....................................   $      17,539  $      15,637  $      32,640  $      18,219
                                                    -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------


Primary:
     Shares of common stock and common
     stock equivalents:
        Weighted average number of common
          shares outstanding ....................      12,770,376     12,564,692     12,654,868     12,434,277
        Dilutive effect of outstanding
          stock options (1) .....................         504,457        544,903        487,789        543,553
                                                    -------------  -------------  -------------  -------------
                                                       13,274,833     13,109,595     13,142,657     12,977,830
                                                    -------------  -------------  -------------  -------------

        Net earnings per share of common stock
          and common stock equivalent ...........   $        1.32  $        1.19  $        2.48  $        1.40
                                                    -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------



Fully Diluted:
     Shares of common stock and common
     stock equivalents:
        Weighted average number of common
          shares outstanding                           12,770,376     12,564,692     12,654,868     12,434,277
        Dilutive effect of outstanding
          stock options (2)                               505,169        544,903        536,703        561,648
                                                    -------------  -------------  -------------  -------------
                                                       13,275,545     13,109,595     13,191,571     12,995,925
                                                    -------------  -------------  -------------  -------------

        Net earnings per share of common stock
          and common stock equivalent               $        1.32  $        1.19  $        2.47  $        1.40
                                                    -------------  -------------  -------------  -------------
                                                    -------------  -------------  -------------  -------------

1)   Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the average market price of the company's stock during each period.

2)   Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the company's stock during each period.
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